EXHIBIT 23.1
[Letterhead of Ryder Scott Company, L.P.]
Consent of Ryder Scott Company, L.P.
As independent petroleum engineers, we hereby consent to the incorporation by reference in this Form 10-K of Apache Offshore Investment Partnership to our Firm’s name and our Firm’s review of the proved oil and gas reserve quantities of Apache Offshore Investment Partnership as of January 1, 2009.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Houston, Texas
February 27, 2009